Eastern Virginia Bankshares Announces Third Quarter 2012 Results

TAPPAHANNOCK, Va., Oct. 19, 2012 /PRNewswire/ -- Eastern Virginia Bankshares (NASDAQ: EVBS) today reported its results of operations for the three and nine months ended September 30, 2012.

For the three months ended September 30, 2012, EVBS reported net income of $861 thousand, an increase of $372 thousand over the net income of $489 thousand reported for the same period of 2011. Net income to common shareholders was $486 thousand, or $0.08 per common share assuming dilution, compared to net income of $115 thousand or $0.02 per common share assuming dilution for the same period in 2011. For the nine months ended September 30, 2012, EVBS reported net income of $2.5 million, an increase of $1.3 million over the net income of $1.2 million reported for the same period of 2011. Net income to common shareholders was $1.4 million, or $0.23 per common share assuming dilution, compared to net income of $64 thousand or $0.01 per common share assuming dilution for the same period in 2011. The difference between net income and net income to common shareholders is the deduction for the effective dividend to the U.S. Treasury on preferred stock.

For the three months ended September 30, 2012, the following key points were significant factors in our reported results:

  Provision expense for the allowance for loan losses of $625 thousand compared to $1.7 million for the same period in 2011;
  Net charge-offs of $1.4 million to write off uncollectible balances on nonperforming assets;
  Decrease in nonperforming assets by $2.8 million during the third quarter of 2012;
  Gain on the sale of available for sale securities of $135 thousand resulting from adjustments in the composition of the investment portfolio as part of our overall asset/liability management strategy;
  Gain of $197 thousand on the sale of the credit card loan portfolio;
  Decrease in net interest income by $194 thousand from the same period in 2011;
  Impairment losses of $769 thousand related to valuation adjustments on other real estate owned;
  Gain of $12 thousand on the sale of other real estate owned;
  Expenses related to FDIC insurance premiums of $586 thousand, compared to $790 thousand for the same period in 2011; and
  Expenses related to collection, repossession and other real estate owned of $190 thousand, compared to $354 thousand for the same period in 2011.

For the nine months ended September 30, 2012, the following key points were significant factors in our reported results:

  Provision expense for the allowance for loan losses of $4.8 million compared to $5.2 million for the same period in 2011;
  Net charge-offs of $6.8 million to write off uncollectible balances on nonperforming assets;
  Decrease in nonperforming assets by $18.4 million during the first nine months of 2012;
  Gain on the sale of available for sale securities of $3.5 million resulting from adjustments in the composition of the investment portfolio as part of our overall asset/liability management strategy;
  Gain of $197 thousand on the sale of the credit card loan portfolio;
  Decrease in net interest income by $1.3 million from the same period in 2011;
  Impairment losses of $1.7 million related to valuation adjustments on other real estate owned;
  Losses of $105 thousand on the sale of other real estate owned;
  Expenses related to FDIC insurance premiums of $1.8 million, compared to $2.2 million for the same period in 2011; and
  Expenses related to collection, repossession and other real estate owned of $845 thousand, compared to $1.4 million for the same period in 2011.

The return on average assets (ROA) and return on average equity (ROE), on an annualized basis, for the three months ended September 30, 2012 were 0.18% and 2.62%, respectively compared to 0.04% and 0.63%, respectively for the three months ended September 30, 2011. For the nine months ended September 30, 2012, on an annualized basis, ROA and ROE were 0.18% and 2.56%, respectively compared to 0.01% and 0.12%, respectively for the same period of 2011.

In announcing these results, Joe A. Shearin, President and Chief Executive Officer commented "As a Company we laid out a plan to improve our operating performance and strengthen our balance sheet by focusing on asset quality issues, containing our noninterest expenses and lowering our cost of funding. To date, we have been successful in the execution of this plan. With the close of the third quarter of 2012, we are not only reporting our seventh straight quarter of net income, but our fifth straight quarter of improved net income." Shearin further commented, "We had another strong quarter liquidating our troubled assets, reducing our classified assets and improving our overall asset quality. During the third quarter of 2012 we were able to reduce our nonperforming assets by another 12.5%, bringing our year to date reduction to 48.7%. Our loan and asset quality metrics continue to improve as evidenced by end of quarter nonperforming loans to total loans of 1.82% and nonperforming assets to total assets of 1.83%. Despite our aggressive approach in liquidating troubled assets, our allowance for loan losses remains quite healthy at quarter end producing a ratio of allowance for loan losses to nonperforming loans of 172.37% and a ratio of allowance for loan losses to total loans of 3.14%." Shearin concluded, "Although macro-economic and political issues continue to temper the global economic outlook, we remain cautiously optimistic regarding the signs of improvement seen in our local markets and believe that our local markets are poised for stronger growth in the coming months and years."

Operations Analysis

Net interest income for the three months ended September 30, 2012 was $8.4 million, a decrease of $194 thousand or 2.3% from the $8.6 million for the same period of 2011. This decrease was due to a 9 basis point decrease in the net interest margin (tax equivalent basis) from 3.45% (includes a tax equivalent adjustment of $92 thousand) in the third quarter of 2011, to 3.36% (includes a tax equivalent adjustment of $11 thousand) in the third quarter of 2012. The year over year decline in interest income was primarily driven by the impact of declining loan balances due to weak loan demand, charge-offs, and the natural amortization of the portfolio. While the average investment securities balance increased $46.3 million to $266.2 million during the three months ended September 30, 2012, the yield on investment securities declined 98 basis points from 2.84% to 1.86% for the third quarter of 2012. The lower yield resulted from portfolio restructurings, accelerated prepayments on our Agency mortgage-backed and Agency CMO securities, and investing in lower risk, shorter duration investments. As a result, the yield on our average interest-earning assets declined 39 basis points to 4.49% for the three months ended September 30, 2012 as compared to the same period in 2011. The decline in interest income was somewhat offset by a lower cost of funding. Our lower cost of funding was driven by the continuation of our deposit re-pricing strategy, reductions in the level of time deposits, and increased levels of interest-bearing checking and savings accounts with lower rates. As a result, the average cost of interest-bearing deposits decreased 40 basis points to 0.85% for the three months ended September 30, 2012 as compared to the same period in 2011.

Net interest income for the nine months ended September 30, 2012 was $25.1 million, a decrease of $1.3 million or 5.0% from the $26.5 million for the same period of 2011. The net interest margin (tax equivalent basis) decreased 17 basis points from 3.56% (includes a tax equivalent adjustment of $344 thousand) for the nine months ended September 30, 2011 to 3.39% (includes a tax equivalent adjustment of $191 thousand) in the same period of 2012. The tax equivalent yield on average interest-earning assets declined 48 basis points in the nine months ended September 30, 2012 compared with the same period of 2011, but was partially offset by a 32 basis point decrease in the cost of interest-bearing liabilities over the same period. Average interest-earning assets were $998.1 million in the nine months ended September 30, 2012, which was a decrease of $8.0 million or 0.8% from the same period of 2011. Total average loans were 72.2% of total interest-earning assets in the nine months ended September 30, 2012, compared to 75.7% in the nine months ended September 30, 2011. This decline was driven by the impact of declining loan balances due to the items discussed in the quarterly analysis above and our desire to increase liquidity through the expansion of the investment portfolio.

Noninterest income for the three months ended September 30, 2012 was $1.9 million, a decrease of $1.1 million or 35.9% over the same period of 2011. Debit/credit card fees increased $93 thousand, or 25.1% in the third quarter of 2012, which was primarily attributable to an increase in debit card income. Net gains on the sale of available for sale securities decreased $1.3 million to $135 thousand for the three months ended September 30, 2012, down from $1.4 million for the same period in 2011. In addition to the aforementioned items, the three months ended September 30, 2012 includes a $197 thousand gain on the sale of our credit card loan portfolio, which was not present during the same period of 2011. The sale of our credit card loan portfolio to TCM Bank was completed to not only decrease risk exposure and compliance burdens, but also to continue offering our customers a valuable service with many additional features and benefits in an evolving competitive marketplace.

Noninterest income for the nine months ended September 30, 2012 was $8.0 million, an increase of $1.3 million or 19.2% over the same period of 2011. Service charges and fees on deposit accounts decreased $251 thousand, or 9.6% in the first nine months of 2012, which was primarily attributable to a decrease in non-sufficient funds ("NSF") fees. Other operating income decreased $191 thousand, or 20.0% in the first nine months of 2012, which was driven by lower rental income on OREO properties, lower earnings from our subsidiary EVB Financial Services, Inc. (Investment, Mortgage) and increased write downs of our investments in community and housing development funds. Net gains on the sale of available for sale securities increased $1.7 million to $3.5 million for the nine months ended September 30, 2012, up from $1.8 million for the same period of 2011. As mentioned in the quarterly analysis above, the first nine months of 2012 include a $197 thousand gain on the sale of our credit card loan portfolio. In addition to the aforementioned items, the nine months ended September 30, 2011 included a $256 thousand gain on the sale of our former Aylett branch office, which was not present during the same period of 2012.

Noninterest expense for the three months ended September 30, 2012 was $8.5 million, a decrease of $849 thousand or 9.0% over noninterest expense of $9.4 million for the three months ended September 30, 2011. FDIC insurance expense decreased $204 thousand, or 25.8% in the third quarter of 2012, due to modifications of the risk-based assessment system and the base assessment rates beginning in the second quarter of 2011. Expenses related to collection, repossession and OREO decreased $164 thousand, or 46.3% in the third quarter of 2012 primarily due to the overall decrease in the carrying balance of OREO and the Company's efforts to focus resources internally to more efficiently manage collection and repossession activities. Other operating expenses increased $220 thousand, or 13.8% in the third quarter of 2012, primarily due to an increase of $190 thousand or 487.2% in consultant fees. For the third quarter of 2012, noninterest expense includes $769 thousand in impairment losses related to valuation adjustments on OREO compared to $974 thousand for the same period in 2011. In addition, noninterest expense for the three months ended September 30, 2012 includes gains on the sale of OREO of $12 thousand compared to losses of $362 thousand for the same period of 2011.

Noninterest expense for the nine months ended September 30, 2012 was $25.2 million, a decrease of $1.8 million or 6.6% over noninterest expense of $27.0 million for the nine months ended September 30, 2011. FDIC insurance expense decreased $457 thousand, or 20.6% in the nine months ended September 30, 2012 due to the items described in the quarterly analysis above. Expenses related to collection, repossession and OREO decreased $529 thousand, or 38.5% in the nine months ended September 30, 2012 due to the items described in the quarterly analysis above. For the nine months ended September 30, 2012, noninterest expense includes $1.7 million in impairment losses related to valuation adjustments on OREO compared to $1.2 million for the same period in 2011. In addition, noninterest expense for the nine months ended September 30, 2012 includes losses on the sale of OREO of $105 thousand compared to $657 thousand for the same period of 2011.

Balance Sheet and Asset Quality

Total assets decreased $14.7 million or 1.4% between September 30, 2011 and September 30, 2012, and are down $8.7 million from June 30, 2012. Between September 30, 2011 and September 30, 2012, investment securities increased $30.4 million or 14.1% to $246.1 million, and are down $8.6 million from June 30, 2012. Loans, net of unearned income decreased $40.9 million or 5.5% from September 30, 2011 to $703.2 million at September 30, 2012, and are down $11.7 million from $714.8 million as of June 30, 2012. Total deposits decreased $22.3 million or 2.7% from September 30, 2011 to $819.3 million at September 30, 2012, and are down $12.8 million from $832.1 million as of June 30, 2012. Year to date average investment securities were $249.5 million as of September 30, 2012, an increase of $33.8 million or 15.7% compared to the same period in 2011. Year to date average loans were $720.4 million as of September 30, 2012, a decrease of $41.2 million or 5.4% compared to the same period in 2011. Year to date average total deposits were $831.0 million as of September 30, 2012, a decrease of $17.1 million or 2.0% compared to the same period in 2011.

The asset quality measures depicted below continue to reflect the Company's efforts to prudently charge-off loans and maintain an appropriate allowance for potential future loan losses.

The following table depicts the net charge-off activity for the three and nine months ended September 30, 2012 and 2011.

	Three months ended		Nine months ended
(dollars in thousands)	September 30,		September 30,
	2012	2011	2012	2011
Net charge-offs	$ 1,387	$ 2,729	$ 6,782	$ 4,764
Net charge-offs to average loans	0.77%	1.44%	1.26%	0.84%

The following table depicts the level of the allowance for loan losses for the periods presented.

(dollars in thousands)	September 30,	December 31,	September 30,
	2012	2011	2011
Allowance for loan losses	$ 22,103	$ 24,102	$ 25,674
Allowance for loan losses to period end loans	3.14%	3.28%	3.45%
Allowance for loan losses to nonaccrual loans	205.15%	79.56%	98.14%
Allowance for loan losses to nonperforming loans	172.37%	79.12%	96.53%

The following table depicts the level of nonperforming assets for the periods presented.

(dollars in thousands)	September 30,	December 31,	September 30,
	2012	2011	2011
Nonaccrual loans	$ 10,774	$ 30,293	$ 26,162
Loans past due 90 days and accruing interest	2,049	168	435
Total nonperforming loans	$ 12,823	$ 30,461	$ 26,597
Other real estate owned ("OREO")	6,577	7,326	7,768
Total nonperforming assets	$ 19,400	$ 37,787	$ 34,365

Nonperforming assets to total loans and OREO	2.73%	5.09%	4.57%

The following tables present the change in the balances of OREO and nonaccrual loans for the nine months ended September 30, 2012.

OREO:		Nonaccrual Loans:

(dollars in thousands)		(dollars in thousands)
Balance at December 31, 2011	$ 7,326	Balance at December 31, 2011	$ 30,293
Transfers from loans	4,708	Loans returned to accrual status	(7,951)
Capitalized costs	-	Net principal curtailments	(8,689)
Sales proceeds	(3,676)	Charge-offs	(6,692)
Impairment losses on valuation adjustments	(1,676)	Loan collateral moved to OREO	(4,708)
Loss on disposition	(105)	Loans placed on nonaccrual during period	8,521
Balance at September 30, 2012	$ 6,577	Balance at September 30, 2012	$ 10,774

In general, the modification or restructuring of a loan constitutes a troubled debt restructuring ("TDR") when we grant a concession to a borrower experiencing financial difficulty. The following table depicts the balances of TDRs for the periods presented.

	September 30,	December 31,	September 30,
(dollars in thousands)	2012	2011	2011

Performing TDRs	$ 4,483	$ 5,517	$ 4,917
Nonperforming TDRs*	7,301	13,378	12,417
Total TDRs	$ 11,784	$ 18,895	$ 17,334

*	Included in nonaccrual loans. At September 30, 2012, $693 thousand is included in past due 90 days and accruing interest.

Forward-Looking Statements

Certain statements contained in this release that are not historical facts may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or Board of Directors, including those relating to products or services, the performance or disposition of portions of the Company's asset portfolio, the payment of dividends or the ability to realize deferred tax assets; (iii) statements of future economic performance; (iv) statements regarding the impact of the Written Agreement on our financial condition, operations and capital strategies, including strategies related to payment of dividends on the Company's outstanding common and preferred stock and to payment of interest on the Company's outstanding Junior Subordinated Debentures related to the Company's trust preferred debt; (v) statements regarding the adequacy of the allowance for loan losses; (vi) statements regarding the effect of future sales of investment securities or foreclosed properties; (vii) statements regarding the Company's liquidity; (viii) statements of management's expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in the Company's markets; (ix) statements regarding future asset quality, including expected levels of charge-offs; (x) statements regarding potential changes to laws, regulations or administrative guidance; and (xi) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  our ability and efforts to assess, manage and improve our asset quality;
  the strength of the economy in our target market area, as well as general economic, market, political or business factors;
  changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;
  the effects of our adjustments to the composition of our investment portfolio;
  the impact of government intervention in the banking business;
  an insufficient allowance for loan losses;
  our ability to meet the capital expectations of our regulatory agencies;
  changes in laws, regulations and the policies of federal or state regulators and agencies;
  adverse reactions in financial markets related to the budget deficit of the United States government;
  changes in the interest rates affecting our deposits and our loans;
  the loss of any of our key employees;
  changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;
  our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;
  changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
  our ability to maintain internal control over financial reporting;
  our ability to raise capital as needed by our business;
  our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;
  our ability to comply with the Written Agreement, which requires us to designate a significant amount of resources to complying with the agreement and may have a material adverse effect on our operations and the value of our securities;
  possible changes to our Board of Directors, including in connection with deferred dividends on our Capital Purchase Program preferred stock; and
  other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, actions or achievements of the Company will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf.

Contact: Adam Sothen
Chief Financial Officer
Voice: (804) 443-8404
Fax: (804) 445-1047

Selected Financial Information	Three months ended		Nine months ended
(dollars in thousands, except per share data)	September 30,		September 30,
Statement of Operations	2012	2011	2012	2011
Interest and dividend income	$ 11,229	$ 12,197	$ 34,059	$ 37,755
Interest expense	2,822	3,596	8,911	11,289
Net interest income	8,407	8,601	25,148	26,466
Provision for loan losses	625	1,650	4,783	5,150
Net interest income after provision for loan losses	7,782	6,951	20,365	21,316

Service charges and fees on deposit accounts	815	845	2,374	2,625
Other operating income	275	292	762	953
Debit/credit card fees	463	370	1,143	1,103
Gain on sale of available for sale securities, net	135	1,429	3,498	1,751
(Loss) gain on sale of bank premises and equipment	(1)	2	(1)	258
Gain on sale of loans	197	-	197	-
Noninterest income	1,884	2,938	7,973	6,690

Salaries and employee benefits	3,910	4,020	11,624	12,132
Occupancy and equipment	1,273	1,285	3,784	3,917
FDIC expense	586	790	1,761	2,218
Collection, repossession and other real estate owned	190	354	845	1,374
(Gain) loss on sale of other real estate owned	(12)	362	105	657
Impairment losses on other real estate owned	769	974	1,676	1,203
Other operating expenses	1,820	1,600	5,416	5,493
Noninterest expenses	8,536	9,385	25,211	26,994

Income before income taxes	1,130	504	3,127	1,012
Income tax expense (benefit)	269	15	604	(174)
Net income	$ 861	$ 489	$ 2,523	$ 1,186
Less: Effective dividend on preferred stock	375	374	1,125	1,122
Net income available to common shareholders	$ 486	$ 115	$ 1,398	$ 64
Income per common share: basic and diluted	$ 0.08	$ 0.02	$ 0.23	$ 0.01
Selected Ratios
Return on average assets	0.18%	0.04%	0.18%	0.01%
Return on average common equity	2.62%	0.63%	2.56%	0.12%
Net interest margin (tax equivalent basis)	3.36%	3.45%	3.39%	3.56%
Period End Balances
Loans, net of unearned income	$ 703,156	$ 744,104	$ 703,156	$ 744,104
Total assets	1,057,770	1,072,501	1,057,770	1,072,501
Total deposits	819,289	841,629	819,289	841,629
Total borrowings	133,332	129,972	133,332	129,972
Total capital	97,817	96,708	97,817	96,708
Shareholders' equity	73,817	72,708	73,817	72,708
Book value per common share	12.24	12.12	12.24	12.12
Average Balances
Loans, net of unearned income	$ 713,125	$ 749,869	$ 720,362	$ 761,525
Total earning assets	995,291	998,822	998,104	1,006,070
Total assets	1,063,135	1,068,892	1,066,258	1,079,416
Total deposits	825,216	838,096	831,007	848,095
Total borrowings	133,030	130,225	131,560	133,052
Total capital	97,956	96,392	97,007	94,040
Shareholders' equity	73,956	72,392	73,007	70,040
Asset Quality at Period End
Allowance for loan losses	$ 22,103	$ 25,674	$ 22,103	$ 25,674
Nonperforming assets	19,400	34,365	19,400	34,365
Net charge-offs	1,387	2,729	6,782	4,764
Net charge-offs to average loans	0.77%	1.44%	1.26%	0.84%
Allowance for loan losses to period end loans	3.14%	3.45%	3.14%	3.45%
Allowance for loan losses to nonaccrual loans	205.15%	98.14%	205.15%	98.14%
Nonperforming assets to total assets	1.83%	3.20%	1.83%	3.20%
Nonperforming assets to total loans and other real estate owned	2.73%	4.57%	2.73%	4.57%
Other Information
Number of shares outstanding - period end	6,069,551	6,016,292	6,069,551	6,016,292
Average shares outstanding - basic	6,069,483	6,012,926	6,044,730	6,003,280
Average shares outstanding - diluted	6,069,483	6,012,926	6,044,730	6,003,280